848 Putnam Ohio Tax Exempt Income Fund
5/31/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended May 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $3,591.

72DD1 	Class A	6,414
		Class B	1,208

72DD2	Class M	107

73A1		Class A	.345126
		Class B	.285062

73A2		Class M	.317623

74U1		Class A	17,155
		Class B	3,739

74U2		Class M	101

74V1		Class A	8.94
		Class B	8.93

74V2		Class M	8.94